                                                                     EXHIBIT 4.6

                              SAND TECHNOLOGY INC.
                                 SAND AWARD PLAN

                                    ARTICLE I
                               GENERAL PROVISIONS

1.   PURPOSE

     This Sand Technology Inc. Share Award Plan (the "Plan") is intended to promote the interests of Sand Technology Inc., a corporation existing under the provisions of the Canada Business Corporations Act (the "Corporation"), by: (i) aiding the retention and facilitating the recruitment of outstanding personnel by providing incentive compensation opportunities; and (ii) matching employees' and other service providers' financial interests with those of the Corporation's shareholders thereby motivating such individuals to achieve the Corporation's long-range goals and enhance the long-term financial interest of the Corporation, including growth in the value of the Corporation and enhancement of shareholder return.

2.   DEFINITIONS

     The following definitions shall be in effect under this Plan:

     A. "Award" shall mean an award granted under this Plan, including shares issued under the Share Award Program.

     B. "Award Agreement" shall mean a Share Award Agreement.

     C. "Award Recipient" shall mean a person who receives any Award under this Plan.

     D. "Board" shall mean the Board of Directors of the Corporation.

     E. "Cause" in this Plan and in the Award Agreement between the Award Recipient and the Corporation means:

          (i) an indictment or conviction of, or a plea of guilty or NOLO CONTENDERE to, a crime (A) constituting a felony under any state or federal law in the United States or an offense under the Criminal Code (Canada), or (B) involving fraud, embezzlement or an act of moral turpitude, whether or not in connection with the performance by the Award Recipient of his or her duties or obligations to the Corporation;

          (ii) (A) an act of fraud committed by the Award Recipient with respect to a material aspect of the Corporation's business, even if not criminally charged, indicted or convicted therefore; or (B) any willful misconduct engaged in by the Award Recipient, even if not criminal in nature, that brings the Corporation or any of its officers, directors, subsidiaries or shareholders into public disgrace or disrepute in any material respect;

          (iii) the repeated refusal by the Award Recipient to use his or her reasonable and diligent efforts to follow the lawful and reasonable policies or directives of the chief executive officer of the Corporation or of his or her designated representatives;

          (iv) gross negligence in the performance of the Award Recipient's duties and obligations; or

          (v) a violation of any nonsolicitation, noncompetition or nondisclosure provision contained in any agreement, including an Award Agreement, entered into by and between the Award Recipient and the Corporation.

     F. "Change of Control Transaction" shall mean, unless otherwise determined by the Administrator, any of the following transactions:

          (i) any sale, lease, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any person or group of persons, excluding any entity in which Corporation or the shareholders of the Corporation immediately prior to such transfer hold, directly or indirectly, at least a majority of the acquiring entity's voting power immediately after such transfer; or

          (ii) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization or other transaction or series of related transactions, in which the shareholders of the Corporation immediately prior to such consolidation, merger, reorganization or other transaction or series of related transactions, do not hold, directly or indirectly, at least a majority of the resulting or surviving entity's voting power immediately after such consolidation, merger, reorganization or other transaction or series of related transactions (solely in respect of their equity interests in the Corporation).

     G. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     H. "Common Shares" shall mean the Class A Common Shares of the Corporation.

     I. "Disability" means, unless otherwise determined by the Administrator:
     (1) "Disability" as defined in the Award Recipient's employment or consulting agreement, if any, with the Corporation; or (2) if there is no effective employment or consulting agreement between the Award Recipient and the Corporation that includes a definition of Disability, then Disability means: (i) if the Award Recipient is insured under a long-term disability insurance policy which is paid for by the Corporation, the Award Recipient is totally disabled under the terms of that policy; or (ii) if no such policy exists, the Award Recipient's inability to perform the important functions or duties of his job or position by reason of a physical or mental condition for one hundred eighty (180) calendar days, which need not be consecutive, during any twelve (12) consecutive month period (the effective date of such Disability shall be the day next following such one hundred eightieth (180th) day).

     J. "Employee" shall mean an individual who is in the employ of the Corporation or any Subsidiary or affiliated entity, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

     K. "Fair Market Value" on any relevant date shall mean:

     (i) If the Common Shares are listed on a share exchange or quotation system, the fair market value of the Common Shares shall be the mean between the following prices, as applicable, for the date as of which fair market value is to be determined: (a) the highest and lowest sales prices per share of Common Shares for such date on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on which the Common Shares are listed; or
     (b) if the Common Shares are not listed on any such exchange, the highest and lowest sales prices per share of Common Shares for such date on the National Association of Securities Dealers Automated Quotations System or any successor system then in use ("NASDAQ").

     (ii) If the Common Shares are not listed on any such share exchange or quotation system listed in clause (i) above, the fair market value of the Common Shares shall be determined by the Board in using such methods or procedures as shall be established from time to time by the Board; provided, however, that in the event of a Change of Control Transaction, the fair market value shall be determined based on the purchase price to be paid by the Acquiring Entity (as defined below).

     L. "Forfeit," "Forfeiture," "Forfeited" means the loss by a Award Recipient of all right, title and interest in and to the Common Shares, including any and all appreciation in the value of the Common Shares during the period such Common Shares were held by the Award Recipient, and the termination of all other rights of the Award Recipient related to such Common Shares arising under this Plan, an Award Agreement or otherwise.

     M. "Service" shall mean the provision of services to the Corporation or any Subsidiary or affiliated entity by an individual in the capacity of an Employee, a consultant or independent contractor.

     N. "Share Award Agreement" shall mean a written or electronic agreement, in the form approved by the Administrator, evidencing the award of Common Shares.

     O. "Subsidiary" shall mean each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

     P. "Unvested" means an Award that has not Vested.

     Q. "Vest," "Vesting," "Vested" means the lapse, in accordance with the terms of this Plan or an Award Agreement, of the exercise, Forfeiture or other restrictions applicable to all or a portion of an Award.

3.   ADMINISTRATION OF THE PLAN

     A. This Plan shall be administered by the Board or a committee appointed by the Board to which the Board has delegated administrative functions under this Plan (the "Administrator"). Members of any committee to which the Board has delegated any administrative functions under this Plan shall serve for such terms as the Board shall determine and be subject to the Board's right of removal. All delegations of authority to any committee shall be and remain revocable by the Board.

     B. The Administrator shall have full authority and discretion to decide all matters relating to the administration and interpretation of this Plan, including but not limited to the authority to: (i) implement, interpret and administer this Plan; (ii) establish all such rules and regulations regarding this Plan as it deems necessary or appropriate; (iii) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award made pursuant to this Plan, or any Award Agreement granting any such Award; and (iv) to make such determinations under this Plan and any outstanding share issuances as it deems necessary or advisable. Decisions of the Administrator shall be final, conclusive and binding on the Corporation, the Award Recipient and any and all interested parties. In the event of a conflict between the terms of this Plan and an Award Agreement, this Plan shall govern.

     C. The Corporation shall indemnify and hold harmless the members of the Board and members of any committee to which the Board has delegated any administrative functions under this Plan from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, omission to act, or determination made in good faith in connection with the performance of such person's duties, responsibilities and obligations under this Plan.

     D. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

4.   ELIGIBILITY/PARTICIPATION

     A. The persons eligible to receive an Award under the Plan are limited to Employees and consultants and other independent contractors who provide bona fide services to the Corporation (or any Subsidiary or affiliated entity).

     B. The Administrator shall have the absolute discretion and authority to determine which, if any, eligible individuals will be granted Awards under the Plan and the terms and conditions of any such Award, including but not limited to the number of shares to be covered by each Award; the consideration, if any, to be paid by an individual for such Award; whether the Award will Vest over time or be immediately Vested; the exercise and Forfeiture provisions applicable thereto; and the maximum term for which the Award will remain outstanding. Furthermore, and in addition to the restrictions imposed by this Plan, Common Shares issuable under this Plan may be subject to such restrictions on transfer, repurchase rights or buy-sell restrictions as may be established by the Administrator and set forth in the governing Award Agreement.

5.   SHARES SUBJECT TO THE PLAN

     A. Common Shares will be issued under this Plan. The maximum number of Common Shares that may be issued under this Plan shall not exceed 1,000,000, subject to adjustment from time to time in accordance with the provisions of this Section 5 of Article I.

     B. Unvested Common Shares issued under this Plan that are cancelled, Forfeited or otherwise reacquired pursuant to the provisions of this Plan will again become available for issuance under this Plan.

     C. In the event of a corporate transaction involving the Corporation (including, without limitation, any share dividend, share split, reverse share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Administrator may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Administrator may include:
     (i) adjustment of the number and kind of securities which may be delivered under the Plan; (ii) adjustment of the number and kind of securities subject to outstanding Awards; (iii) adjustment of the purchase price, if any, of outstanding Awards; (iv) adjustment of the share limitations contained in this Plan; and (v) any other adjustments that the Administrator determines to be equitable. Any such adjustment shall be effective and binding for all purposes of the Plan and on each outstanding Award. Notwithstanding the foregoing or any other provision of the Plan or an Award Agreement to the contrary, no provision of the Plan or an Award Agreement shall entitle, or be construed or interpreted to entitle, an Award Recipient to preserve his or her percentage share of equity in the Corporation.

6.   AMENDMENT OF THE PLAN AND AWARDS

     The Board may modify, amend or terminate this Plan at any time; provided, however, that no such modification, amendment or termination of this Plan shall adversely affect the rights of an Award Recipient under an Award previously made to such Award Recipient without the consent of such Award Recipient. The termination of this Plan shall not impair the power and authority of the Board or the Administrator with respect to an award. In addition, the Board shall not, without the approval of the Corporation's shareholders, amend this Plan if shareholder approval of the amendment is at the time required by the rules of any shares exchange or quotation system upon which the Common Shares may then be listed. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Board and/or the Administrator may at any time (without the consent of the Award Recipient) modify, amend or terminate any or all of the provisions of this Plan or an Award Agreement to the extent necessary to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Award Recipient under the Plan.

7.   EFFECTIVE DATE AND TERM OF PLAN

     A. This Plan shall become effective when adopted by the Board. Common Shares may be issued under the Share Award Program from and after the effective date.

     B. Unless sooner terminated by reason of Section 6 of this Article I, no Common Shares may be granted under this Plan after the tenth anniversary of the effective date of the Plan. The termination of this Plan shall have no effect on any outstanding awards under or shares issued and outstanding under this Plan, and such securities shall thereafter continue to have full force and effect in accordance with and subject to the provisions of this Plan and the Award Agreements evidencing such issuances.

8.   NO EMPLOYMENT OR SERVICE RIGHTS

     Nothing contained in this Plan or an Award Agreement shall confer upon any Award Recipient any right with respect to continued Service with the Corporation (or of any Subsidiary or affiliated entity) nor shall this Plan interfere in any way with the right of the Corporation (or of any Subsidiary or affiliated entity) to at any time reassign the Award Recipient to a different job, change the compensation of the Award Recipient or terminate the Award Recipient's Service for any reason.

                                   ARTICLE II
                               SHARE AWARD PROGRAM

1.   SHARES AWARDS

     Common Shares shall be issuable under the Share Award Program through direct and immediate issuances without any intervening option grants. Each such shares issuance shall be evidenced by a Share Award Agreement that complies with the terms and conditions of this Article II, and which states the number of shares of Common Shares being awarded, the restrictions imposed on the shares awarded under such Share Award Agreement and such other representations, agreements, terms or conditions as may be required or desirable by the Administrator.

2.   ISSUE PRICE

     At the discretion of the Administrator, Common Shares may be issued in exchange for a cash payment at a purchase price determined by the Administrator (which purchase price may be zero or less than the Fair Market Value of the Common Shares acquired), to key Employees who remain in the employ of the Corporation for a specified period of time, for services previously rendered to the Corporation (or any Parent or Subsidiary), for future services to be rendered to the Corporation or for such other consideration as may be acceptable to the Administrator.

3.   NUMBER AND VESTING OF SHARES

     Common Shares issued to an Award Recipient under the Share Award Program shall be for such number of shares as shall be determined by the Administrator and set forth in the Share Award Agreement. Common Shares issued to an Award Recipient pursuant to this Plan shall be subject to such Vesting and Forfeiture provisions as provided in this Plan and the Share Award Agreement.

4.   TERMINATION OF SERVICE

     Unless otherwise provided in the Award Recipient's Share Award Agreement, upon the Award Recipient's cessation of Service for any reason, including but not limited to death, Disability, voluntary termination or involuntary termination with or without Cause, all Unvested Common Shares shall be Forfeited and no consideration shall be paid to the Award Recipient for any Forfeited Unvested Common Shares. Notwithstanding the foregoing, upon a Change of Control Transaction, any Common Shares issued to an Award Recipient pursuant to the Share Award Program that have not then Vested shall automatically Vest.

                                   ARTICLE III
                                  MISCELLANEOUS

1.   NO TRANSFERABILITY

     No Award granted under this Plan shall be transferable by an Award Recipient and such Award can only Vest in favour of the Award Recipient who received the Award.

2.   SHAREHOLDER RIGHTS

     Subject to the terms of any Award Agreement and the rights of the Corporation set forth in the Plan or in any other agreement entered into between the Corporation and an Award Recipient under this Plan, each person to whom Common Shares have been issued under this Plan following Vesting shall have all the rights of a shareholder with respect to those shares, including the right to receive, to the extent such shares are Vested, any cash dividends or other distributions paid or made with respect to such shares.

     Until an Award Recipient has been issued, a share certificate for Common Shares which have Vested, he or she shall have no rights of a shareholder with respect to any such Common Shares.

3.   SECURITIES LAWS; LEGENDS

     A. No Common Shares shall be issued or delivered under this Plan unless and until the Corporation shall have determined that there has been full and adequate compliance with all applicable requirements of the federal and state securities laws and all other applicable legal and regulatory requirements.

     B. Certificates representing Common Shares underlying an Award shall bear such legends as determined by the Corporation. An Award Recipient shall, at the request of the Corporation, promptly present to the Corporation any and all certificates representing shares acquired pursuant to an Award in the possession of the Award Recipient in order to effectuate the provisions of this Section. Unless otherwise specified by the Corporation, legends placed on such certificates may include, but shall not be limited to, the following:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144, OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES, REASONABLY SATISFACTORY TO THE CORPORATION, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT

FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

4.   WITHHOLDING

     A. Whenever Common Shares are issued, Vest or otherwise become subject to tax, the Corporation shall have the right to require the Award Recipient to remit to the Corporation an amount sufficient to satisfy federal, provincial, state and local tax withholding requirements prior to the delivery of any certificate for the Common Shares.

     B. An Award Recipient who is obligated to pay the Corporation an amount required to be withheld under applicable tax withholding requirements shall pay such amount: (i) in cash; (ii) at the discretion of the Administrator, through an election to have the Corporation withhold Common Shares otherwise issuable to the Award Recipient or (iii) at the discretion of the Administrator, through a combination of the procedures acceptable to the Administrator.

5.   REGULATORY APPROVALS

     The implementation of this Plan and the issuance of any shares under the Share Award Program shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over this Plan and the Common Shares issued pursuant to it.

6.   NONEXCLUSIVITY OF PLAN

     Neither the adoption of this Plan by the Board, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of share options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

7.   GOVERNING LAW

     This Plan shall be construed in accordance with and governed exclusively by the laws of the Province of Quebec, without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

            ADOPTED BY THE BOARD OF DIRECTORS OF SAND TECHNOLOGY INC.
                         ON THE 2ND DAY OF NOVEMBER 2006